UNITED SERVICES ADVISORS, INC.

                        1985 INCENTIVE STOCK OPTION PLAN

                           AS AMENDED NOVEMBER 7, 1989
                           AS AMENDED DECEMBER 9, 1991


1. PURPOSE OF THE PLAN. The United Services Advisors, Inc. 1985 Incentive Stock Option Plan (the "Plan") is designed to increase the interest of the directors, executive and other key salaried employees of United Services Advisors, Inc., a Texas corporation (the "Company"), and its subsidiaries in the Company's business through the added incentive created by the opportunity afforded for stock ownership under the Plan.


2. COMMITTEE. The Plan will be administered by a committee consisting of all the independent, outside, non-employee directors of the Company. Any action taken by a majority of the committee shall be the action of the committee. The decision of the committee on any questions concerning or involved in the interpretation or administration of the Plan shall, as between the Company and the option holders, be final and conclusive. The committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. Grants of options to individuals selected by the committee will be subject to approval by the Board of Directors and will become effective only upon such approval. For purposes of the Plan, the date of such approval shall be the date that options will be granted from time to time and the periods for which the options will be outstanding will be determined by the committee.


3. PARTICIPANTS. Participants will be selected by the committee from among the directors, executive and key salaried employees of the Company or of any subsidiary of the Company, including officers. An employee on leave of absence within the meaning of Section 1.421-7(h) of the Regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code"), may be considered as still in the employ of the Company for purposes of eligibility for participation in the Plan.

4. NUMBER OF SHARES. The total number of shares of the Company's Preferred Stock, par value $0.05 per share, which may be issued under options granted pursuant to the Plan shall not exceed 200,000. Shares subject to the Plan may be either authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company. If any stock option granted hereunder is surrendered before exercise or lapses without exercise or for any other reason ceases to be exercisable, the shares reserved therefor shall continue to be available for the grant of options under the Plan. The Plan will terminate on December 31, 1994, and no option will be granted thereunder after such date.

5. STOCK ADJUSTMENTS. In the event that the outstanding shares of the Company's Preferred Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, through reorganization, merger, consolidation, liquidation, recapitalization, reclassification, stock split-up, combination of shares or dividends payable in stock of the class which is subject to this Plan, appropriate adjustment in the number and kind of shares as to which options may be granted and as to which options or portions thereof then unexercised shall be exercisable shall be made to the end that the proportionate number of shares or other securities as to which options may be granted and the option holder's proportionate interest under outstanding options shall be maintained as before the occurrence of such event. Any such adjustment in the shares or other securities subject to outstanding options (including any adjustment in the option price), shall be made in such manner as not to constitute a modification as defined by subsection (h) (3) of Section 425 of the Code.

6. OPTION PRICE. Subject to the provisions of Section 10 concerning the option price for ten percent shareholders, the option price will be the fair market value of the shares at the date on which the respective options are granted. For purposes of the Plan, the fair market value per share of the Company's Preferred Stock on any date shall be deemed to be the closing price of the Company's Preferred Stock on the principal national securities exchange on which the Company's Preferred Stock is then listed or admitted to trading, if the


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Company's  Preferred Stock is then listed or admitted to trading on any national securities exchange. The closing price shall be the last reported sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, as reported by said exchange. If the Company's Preferred Stock is not then so listed on a national securities exchange, the fair market value per share of the Company's Preferred Stock on any date shall be deemed to be the mean between the representative closing bid and asked prices of the Company's Preferred Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, if the Company's Preferred Stock is not then quoted by NASDAQ, as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If no member of the National Association of Securities Dealers, Inc. furnishes quotes with respect to the Preferred Stock of the Company, such fair market value shall be determined by resolution of the Company's Board of Directors. Notwithstanding the foregoing provisions of this Section 6, if the Board of Directors shall at any time determine that it is impracticable to apply the foregoing methods of determining fair market value, the Board of Directors is empowered to adopt other reasonable methods for such purpose.

7. TERMS OF OPTIONS. Each option will provide by its terms that it is not exercisable after the expiration of ten years from the date such option is granted. Within this limitation the committee will determine the expiration dates of the options. Options may be exercised at any time or from time to time, within their terms, in whole or in part, or otherwise as shall be determined by the committee, except that any option may not be exercised prior to the expiration of six months from the date of grant. Upon exercise, the options price shall be payable in cash or the equivalent fair market value of the Company's Preferred Stock or any combination of both as shall be determined by the committee at the time the option is granted.

8. LISTING AND REGISTRATION. The Company, in its discretion, may postpone the issuance and delivery of shares upon any exercise of an option until completion of such stock exchange listing, or registration or other qualification of such shares under any state or federal law, rule or regulation as the Company may consider appropriate; and may require any person exercising an option to make such representations and furnish such information as it considers appropriate in connection with the issuance of the shares in compliance with applicable law. In addition, the Company's obligation to sell and deliver shares of the Preferred Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

9. CONSIDERATION FOR GRANT OF OPTIONS. The grantee of an option will be required to agree to remain in the employ of the Company or a subsidiary of the Company for a period of not less than one year from the date on which the option is granted on such terms as shall be approved by the Board of Directors.

10. TEN PERCENT SHAREHOLDERS. No employee shall be eligible to receive an option under this Plan if, at the time the option is granted, he owns more than ten percent of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations determined in accordance with Section 425(d) of the Code. This limitation shall not apply if, at the time an option is granted, the option price is one hundred ten percent (I 10%) of the fair market value of the Company's Preferred Stock and the option is not exercisable after the expiration of five years from the date it is granted.

11. LIMITATION ON VALUE OF SHARES. The aggregate fair market value (determined as of the time the option is granted) of the stock for which any employee may exercise options for the first time in any calendar year (under all incentive stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $ 100,000. For the purpose of this Plan, the terms "incentive stock options" and "incentive stock option plans" shall mean options and plans which conform with the provisions of Section 422A of the Code.

12. FORM OF OPTIONS AND CONDITIONS TO THEIR EXERCISE. It is intended that the options shall conform to the requirements of Section 422A and 425 of the Code and to the provisions of this Plan and shall otherwise be as determined by the committee and approved by the Board of Directors. The terms "parent corporation" and


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"subsidiary  corporation"  shall have the meanings  given them by Section 425 of the Code.

         The options by their terms will provide that they will not be transferable by the grantee otherwise than by will or the laws of descent and distribution and that each is exercisable, during the lifetime of the grantee, only by him.


         An option may only be exercised after the expiration of six months from the date of grant, and may be exercised only if at all times during the period beginning with the date of the granting of the option and ending on the date of such exercise, the grantee was an employee of either the Company or of a parent or subsidiary corporation of the Company or of another corporation referred to in Section 422A(a)(2) of the Code, unless such continuous employment is terminated by such employer, or otherwise terminated with the written consent of the employer. If such continuous employment is so terminated, the option may also be exercised within three months (one year if the grantee is disabled within the meaning of Section 22(e)(3) of the Code) after such termination to the extent exercisable immediately prior to such termination, but in no event later than the termination date of the option. If the grantee should die at any time when any portion of the option shall be exercisable by him, the option will be exercisable in whole or in part during the next year succeeding his death by the person or persons to whom his rights under the option will have passed by will or by the laws of descent and distribution, but in no event at a date later than the termination of the option.


13. AMENDMENT OF PLAN. The Plan may be amended at any time by the board of Directors provided that (except pursuant to Section 5) no amendment made without approval of the shareholders of the Company shall increase the total number of shares which may be issued under the options granted pursuant to the Plan, or reduce the minimum option price, or extend the latest date upon which options may be granted or shall be exercisable, or change the class of employees eligible to receive options.

14. CODE REFERENCES. References to sections of the Code shall include any amendment of the Code section or any section that may be substituted for such section.

15. RIGHT OF COMPANY TO TERMINATE EMPLOYMENT. Nothing contained in the Plan or in any option granted under the Plan shall confer upon any optionee any right to continue in the employ of the Company or any parent or subsidiary of the Company or interfere in any way with the right of the Company or any parent or subsidiary of the Company to terminate the employment of the optionee at any time, with or without cause, except as may be otherwise provided in any employment agreement between the optionee and the Company or any parent or subsidiary of the Company.

16. GOVERNING LAW: CONSTRUCTION. The validity and construction of the Plan and the instruments evidencing options shall be governed by the laws of the State of Texas. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.


17. SAVINGS PROVISIONS. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934; transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor rule promulgated under the Act. To the extent any provision of the Plan or action by the Board or the Committee fails to so comply, it shall be deemed null and void, and the remaining portion shall be valid to the extent permitted by law and deemed advisable by the Board or the Committee.


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